EX-28.g.3.d

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated September 13, 2005 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”).

WHEREAS, the Customer has added or intends to add the portfolios which are listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new portfolios by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.		DFA Investment Dimensions Group Inc.

By:	/s/ Peter Verduin	By:	/s/ Valerie Brown

Name:	Peter Verduin	Name:	Valerie Brown

Title:	Director	Title:	Vice President

Attest:		Attest:	/s/ Catherine L. Newell

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
Large Cap International Portfolio
DFA International Small Cap Value Portfolio
DFA Five- Year Global Fixed Income Portfolio
VA International Value Portfolio
VA International Small Portfolio
VA Global Bond Portfolio
DFA Two Year Global Fixed Income Portfolio
Tax- Managed DFA International Value Portfolio
Emerging Markets Core Equity Portfolio
International Core Equity Portfolio